Baldwin Technology Company, Inc.
2 Trap Falls Road
Suite 402
Shelton, CT 06484
Tel: 203-402-1000
Fax: 203-402-5500
December 19, 2008
Shaun J. Kilfoyle
4300 West 93rd Street
Prairie Village, KS 66207
Dear Shaun:
This Agreement nullifies and replaces your previous employment agreement with the Company, which was effective September 1, 2004 and signed on September 1, 2004, and now sets forth the terms of your employment with Baldwin Technology Company, Inc., a Delaware corporation (the “Company”). The effective date of your employment hereunder was renewed on September 1, 2007 and if not extended or unless otherwise terminated, shall expire on August 31, 2010.
     1. DUTIES. You shall be employed primarily as the Vice President of American Operations with global oversight of the Company’s Marketing & Strategic Planning initiatives. You shall direct and manage the American Operations and oversee the Marketing and Strategic Planning business, affairs and property of the Company subject to the direction of the President & CEO of the Company. You shall also be a member of the Baldwin Leadership Team (BLT). Periodically from time-to-time, the Company may change your duties and responsibilities by adding to them or subtracting from them.
     2. COMPENSATION. The following will outline your compensation for your services as Vice President of American Operations:
          A. Salary. As of September 1, 2004, you shall be paid a salary at the annual base rate of one hundred eighty six thousand three hundred dollars ($186,300). Such salary will be payable in the appropriate installments to conform with regular payroll dates for salaried personnel of the Company.
          B. Reviews and Adjustments. You performance shall be reviewed by the President & CEO of the Company each succeeding year consistent with your anniversary date of employment which is September 1, 2001. Your base salary for the ensuing twelve (12) month period may be adjusted, subject to the approval by the Compensation Committee of the Board of Directors of the Company and the entire Board of Directors, in accordance with your level of performance.

          C. Incentive Compensation. You will be eligible to participate in the Company’s Management Incentive Compensation Plan (MICP). Your participation level, as well as the terms and payments of incentive compensation will be in accordance with the MICP and will be provided to you under separate cover.
          D. Supplemental Retirement Benefit. Starting September 1, 2004, on the first day of each month that you are providing services under the terms of this Agreement, the Company shall accrue for your Supplemental Retirement Benefit, an amount necessary to ensure that, to the extent vested, the amount accrued would be sufficient to support monthly payments equal to 30% of your average base salary for the previous three (3) years continuous employment with the Company. These payments (“Supplemental Retirement Benefits”) are to be paid to you or to your beneficiary or beneficiaries designated by you in writing to the Company, or, if none is so designated, to your estate (“Beneficiary”), in equal monthly installments over a ten (10) year period beginning at such times as are set forth in this Agreement. These Supplemental Retirement Benefits will vest in each case assuming you are then employed by the Company, as follows: as of September 1, 2004 it shall be vested to the extent of 20%, as of September 1, 2005 it shall be vested to the extent of 40%, as of September 1, 2006 it shall be vested to the extent of 60%, as of September 1, 2007 it shall be vested to the extent of 80%, and as of September 1, 2008 it shall be vested to the extent of 100% so that as of the later date the full amount of the Supplemental Retirement Benefit shall be due and payable in the instances set forth elsewhere in this Agreement.
          E. Insurance. During the term of your employment hereunder, the Company, subject to your insurability, shall (i) pay the premiums on a contract or contracts of life insurance on your life providing for an aggregate death benefit of five hundred thousand dollars ($500,000), which contract or contracts will be owned by you, your spouse or such other party as may be designated by you; and (ii) purchase key person term life insurance on your life in the aggregate amount of one million dollars ($1,000,000), which contract or contracts will be owned by the Company.
     3. EXTENT OF SERVICES. During your employment hereunder you shall devote your best and full-time efforts to the business and affairs of the Company. During the duration of your employment with the Company, you shall not undertake employment with, or participate in, the conduct of the business affairs of, any other person, corporation, or entity, except at the direction or with the written approval of the President & CEO.
     4. VACATION; OTHER BENEFITS.
          A. Vacation. You shall be entitled to vacation with pay in accordance with the Company’s vacation policy as in effect at the time. Your current vacation accrual will be three (3) weeks of vacation. Any additional vacation accrual beyond 3 weeks will be in accordance with normal Company policy. You may accumulate up to twelve (12) weeks vacation, but not more than three (3) weeks from any single prior year. Any such accumulated vacation may be used in any subsequent year or years (but no more than two

(2) weeks of such accumulated vacation in any one year) in addition to the vacation to which you are entitled for each such year.
          B. Benefit Plans. You shall be eligible for inclusion, to the extent permitted by law, as a full-time employee of the Company, in any and all pension, profit sharing and savings plans; life and AD&D insurance, health (medical, dental, short and long term disability) plans, stock option and stock purchase plans or any other plans and programs at the time sponsored by the Company or any Subsidiary for employees or executives generally as in effect at the time.
          C. Automobile. During the term of your employment hereunder, the Company shall provide an automobile for your use pursuant to the Company’s written policy on company autos as in effect at that time.
     5. TERMINATION OF EMPLOYMENT. For purposes of this Agreement, termination from employment and the like shall mean a separation from service from the Company and any affiliates of the Company, as “separation from service” is defined under Section 409A of the Internal Revenue Code, as amended, and the regulations promulgated thereunder (collectively the “Code”). In addition, the term “last day of your employment” and the like shall mean the date such separation from service occurs. In the event your employment is terminated for any of the reasons set forth under this Section 5, the Company shall pay to you or your legal representative, estate or heirs, as the case may be, the amounts indicated in each subparagraph of this Section 5:
          A. Termination by the Company Without Cause. The Company may, without cause, terminate your employment at any time with six (6) months prior written notice to you. In such case the Company may release you from your position and duties immediately and elect to make a separate lump sum severance payment to you equal to six months pay. Such payment shall be made at the same time as the payment in subparagraph (i) below is made. In the event your employment is terminated under this Section 5A, the Company shall pay to you the following:
          (i) A single lump sum severance payment in an amount equal to one-half (1/2) of your then current annual base rate of compensation as defined in Section 2A (as adjusted by Section 2B hereof), with such payment to be made in a lump sum on the first day of the seventh (7th) full calendar month immediately succeeding the month in which your termination from employment occurs.
          (ii) A single lump sum payment on the date of termination of any accrued but unpaid salary set forth in Section 2A (as adjusted by Section 2B) hereof, including salary in respect of any accrued and accumulated vacation due to you at the date of such termination.
          (iii) A single lump sum payment of any incentive compensation earned in the fiscal year of the termination of your employment which incentive compensation shall be determined on the basis of the Company’s operations through June 30th of such fiscal year, and shall be pro-rated through the last day of your employment and shall be paid in accordance with the Management Incentive Compensation Plan (MICP).
          (iv) The Company shall reimburse you on a monthly basis for eighty percent (80%) of any COBRA premiums paid by you for continuation of coverage under the Company’s medical insurance plan for a period of up to six (6) months following your termination from employment (or such shorter time as you may be eligible for such COBRA coverage under the terms of applicable law).
          (v) Executive outplacement services for a period of six (6) months immediately following your termination from employment. Payment for such outplacement services shall not exceed ten thousand dollars ($10,000) and shall be made upon receipt of invoice from outplacement provider and shall be paid no later than the last day of the second calendar year following the calendar year in which your employment is terminated; and
          (vi) To the extent vested, the Monthly Supplemental Retirement Benefit as set forth in Section 2D hereof with payment of the Monthly Amount delayed until the first day of the seventh (7th) full calendar month immediately succeeding the month in which your termination from employment occurs. However, the first such payment will include the aggregate of the Monthly Amounts that would have been made during the interim period, and, therefore, will be equal to seven (7) times the Monthly Amount and such payment will reduce the number of overall monthly payments under Paragraph 2D hereof by the number of months in the interim period for which payments are made.
The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as noted in Sections 6 and 7 of this Agreement.
          B. Termination by the Company With Cause. The Company may for cause terminate your employment at any time by written notice you. In the event your employment is terminated under this Section 5B the Company shall pay to you the following:
          (i) A single lump sum payment on the date of termination of any accrued but unpaid salary set forth in Section 2A (as adjusted by Section 2B) hereof, including salary in respect of any accrued and accumulated vacation due to you at the date of such termination.
          (ii) To the extent vested, the Monthly Supplemental Retirement Benefit as set forth in Section 2D hereof with payment of the Monthly Amount delayed until the first day of the seventh (7th) full calendar month immediately succeeding the month in which your termination from employment occurs. However, the first such payment will include the aggregate of the Monthly Amounts that would have been made during the interim period, and, therefore, will be equal to seven (7) times the Monthly Amount and such payment will reduce the number of overall monthly payments under Paragraph 2D hereof by the number of months in the interim period for which payments are made.

The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as noted in Sections 6 & 7 of this Agreement. For purposes of this Agreement, the term “cause” shall mean (1) a failure by you to remedy, within ten (10) of the Company’s written notice to you, either (a) a continuing neglect in the performance of your duties under this Agreement, or (b) any action taken by you that seriously prejudices the interests of the Company, or (2) your conviction of a felony.
          C. Events. If any of the following described events occurs during your employment hereunder and results in your employment being terminated by the Company or a successor to the Company or you do not receive an offer for at least comparable employment from the Company or a successor to the Company, then the Company or successor to the Company shall make to you the same payments that the Company would have been obligated to make under Section 5A.
          (i) Any merger or consolidation by the Company with or into any other entity or any sale by the Company of substantially all of its assets; provided, however, that such event shall not be deemed to have occurred under this clause if consummation of the transaction would result in at least fifty (50%) percent of the total voting power represented by the voting securities of the Company outstanding immediately after such transaction being beneficially owned by holders of outstanding voting securities of the Company immediately prior to the transaction.
          (ii) The adoption by the Company of any plan of liquidation providing for the distribution of all or substantially all of its assets.
The Company shall have no further obligation to you under this Agreement and you shall have no further obligations to the Company under this Agreement except as provided in Section 6 and 7 of this Agreement.
          D. Termination by Mutual Consent. You may at any time resign and terminate your employment with the written consent of the Company. In the event your employment terminates under this Section 5D the Company shall pay to you the following:
          (i) A single lump sum payment on the date of termination of any accrued but unpaid salary set forth in Section 2A (as adjusted by Section 2B) hereof, including salary in respect of any accrued and accumulated vacation due to you at the date of such termination.
          (ii) To the extent vested, the Monthly Supplemental Retirement Benefit as set forth in Section 2D hereof with payment of the Monthly Amount delayed until the first day of the seventh (7th) full calendar month immediately succeeding the month in which your termination from employment occurs. However, the first such payment will include the aggregate of the Monthly Amounts that would have been made during the interim period, and, therefore, will be equal to seven (7) times the Monthly Amount and such payment will reduce the number of overall monthly payments under Paragraph 2D hereof by the number of months in the interim period for which payments are made.
The Company shall have no further obligation to you under this Agreement and you shall have no further obligations to the Company under this Agreement except as provided in Section 6 and 7 of this Agreement.
          E. Termination Upon Expiration of Agreement. If not previously terminated, this Agreement and your employment with the Company shall be automatically extended for additional three (3) year periods, unless and until either party notifies the other, in writing, twelve (12) months prior to the expiration of the then current term of this Agreement that the party giving notification does not want the Agreement and the employment automatically extended. At expiration of this Agreement, the Company shall pay to you the following:
          (i) A single lump sum payment on the date of termination of any accrued but unpaid salary set forth in Section 2A (as adjusted by Section 2B) hereof, including salary in respect of any accrued and accumulated vacation due to you at the date of such termination.
          (ii) To the extent vested, the Monthly Supplemental Retirement Benefit as set forth in Section 2D hereof with payment of the Monthly Amount delayed until the first day of the seventh (7th) full calendar month immediately succeeding the month in which your termination from employment occurs. However, the first such payment will include the aggregate of the Monthly Amounts that would have been made during the interim period, and, therefore, will be equal to seven (7) times the Monthly Amount and such payment will reduce the number of overall monthly payments under Paragraph 2D hereof by the number of months in the interim period for which payments are made.
The Company shall have no further obligation to you under this Agreement and you shall have no further obligations to the Company under this Agreement except as provided in Section 6 and 7 of this Agreement.
     6. SOURCE OF PAYMENTS: All payments provided for hereunder shall be paid from the general funds of the Company. The Company may, but shall not be required to, make any investment or investments whatsoever, including the purchase of a life insurance contract or contracts on your life, to provide it with funds to satisfy its obligations hereunder; provided, however, that neither you nor your beneficiary or beneficiaries, nor any other person, shall have any right, title, or interest whatsoever in or to any such investment or contracts. If the Company shall elect to purchase a life insurance contract or contracts on your life to provide the Company with funds to satisfy its obligations hereunder, the Company shall at all times be the sole and complete owner and beneficiary of such contract or contracts, and shall have the unrestricted right to use all amounts and to exercise all options and privileges there under without the knowledge or consent of you, your beneficiary or beneficiaries, or any other person, it being expressly agreed that neither you, any such beneficiary or beneficiaries, nor any other person shall have any right, title, or interest whatsoever in or to any such contract or contracts unless expressly provided otherwise in this Agreement.
     7. INVENTIONS AND CONFIDENTIAL INFORMATION. So long as you shall be employed by the Company, you agree promptly to make known to the Company the existence of any and all creations, inventions, discoveries, and improvements made or conceived by you, either solely or jointly with others, during your employment by the Company and for three (3) years after the termination of your employment by the Company , and to assign to the Company the full exclusive right to any and all such creations, inventions, discoveries, and improvements relating to any subject matter with which the Company is now or shall become concerned, or relating to any other subject matter if made with the use of the Company’s time, materials, or facilities. To the fullest extent permitted by law, any and all of the foregoing creations, inventions, discoveries and improvements shall be considered as “work-made-for-hire” and the Company shall be the owner thereof. You further agree, without charge to the Company but at its expense, if requested to do so by the Company, to execute, acknowledge, and deliver all papers, including applications or assignments for patents, trademarks, and copyrights relating thereto, as may be considered by the Company to be necessary or desirable to obtain or assign to the Company any and all patents, trademarks, or copyrights for any and all such creations, inventions, discoveries, and improvements in any and all countries, and to vest title thereto in the Company in all such creations, inventions, discoveries, and improvements as indicated above conceived during your employment by the Company, and for three (3) years thereafter. You further agree that you will not disclose to any third person any trade secrets or proprietary information of the Company, or use any trade secrets or proprietary information of the Company in any manner, except in the pursuit of your duties as an employee of the Company, and that you will return to the Company all materials (whether originals or copies) containing any such trade secrets or proprietary information (in whatever medium) on termination of your employment by the Company. The obligations set forth in this Paragraph 11 shall survive the termination of your employment by the Company.
     8. RESTRICTIVE COVENANT. For a period of three (3) years after your termination date, you shall not, in any geographical location in which there is at that time business conducted by the Company which was conducted by the Company at the date of such termination, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with, the ownership, management, operation, or control of, any business similar to or competitive with such business conducted by the Company without the written consent of the Company.
     9. NON-ASSIGNABILITY. Your rights and benefits hereunder are personal to you, and shall not be alienated, voluntarily or involuntarily, assigned or transferred.
     10. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, and their respective assigns, successors, executors, administrators, and heirs. In the event the Company becomes a party to any merger, consolidation, or reorganization, this Agreement shall remain in full force and effect as an obligation of the Company or its successors in interest. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against you or your beneficiary or beneficiaries, nor shall you or your such beneficiary or beneficiaries have the right to transfer or encumber any right or benefit hereunder.
     11. ENTIRE AGREEMENT. This Agreement contains the entire agreement relating to your employment by the Company. It only may be changed by written agreement signed by the parties.
     12. LAW TO GOVERN. This Agreement shall be governed by, and construed and enforced according to, the domestic laws of the State of Connecticut without giving effect to the principles of conflict of laws.
     13. DEFERRED COMPENSATION. The portions of this Agreement dealing with deferred compensation have been prepared with reference to Section 409A of the Code and should be interpreted and administered in a manner consistent with Section 409A.
BALDWIN TECHNOLOGY COMPANY, INC.

By:	/s/ Karl S. Puehringer 12/22/08

Karl S. Puehringer
President & Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Shaun J. Kilfoyle

Shaun J. Kilfoyle

DATE:	December 22, 2008